SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
December 19, 2011
THOMAS PROPERTIES GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-50854	20-0852352
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

515 South Flower Street, Sixth Floor Los Angeles, California	90071
(Address of principal executive offices)	(zip code)
(Registrant's telephone number, including area code)
213-613-1900
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

On December 19, 2011, Thomas Properties Group, Inc. ("TPGI") and NBC Universal Media LLC mutually agreed to terminate further work on the MetroStudios@Lankershim property that was planned for the Universal City area of Los Angeles. In light of NBCU's changing requirements for office and post-production space, the planned MetroStudios@Lankershim project was not considered economically viable at this time. In accordance with the prior agreements between the parties, NBCU has paid TPGI a breakup fee of $9 million in connection with the termination of the development project. The breakup fee consisted of a $500,000 credit related to a previous payment by NBCU and a lump sum payment of $8.5 million paid to TPGI on December 21, 2011. As a result of the termination of the MetroStudios@Lankershim project and the receipt of the breakup fee, TPGI will take an impairment charge against earnings in the amount of approximately $8 million in the fourth quarter of 2011, representing the balance of the capitalized expenditures for the project on TPGI's books as of December 19, 2011.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THOMAS PROPERTIES GROUP, INC.

/s/ Diana M. Laing
Diana M. Laing
Chief Financial Officer
January 3, 2012